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CHATTEL MORTGAGE AGREEMENT executed on November 1st of 2001 by:

     (1) RICARDO BON ECHAVARRIA, on his own right and representing misters CARLOS BON ECHAVARRIA, OSCAR BON ECHAVARRIA, and LUIS GUILLERMO ECHAVARRIA DE LA VEGA (hereinafter jointly known as the "Guarantors"), and;

     (2) AGROBIONOVA, S.A. DE C.V., represented in this act by misters Fidel Hoyos Pescador and Gerardo Gabriel Montemayor Garza (hereinafter known as "AGROBIONOVA" or the "TRUSTEE").

                               B A C K G R O U N D

I.- On November 1st of 2001, AGROBIONOVA executed a stock purchase agreement with the Guarantors (hereinafter and as a shortcut "Purchase Agreement"). Through this Purchase Agreement, the Guarantors purchased from AGROBIONOVA 2,500,500 (Two Million Five Hundred Thousand Five Hundred) registered stocks (the "Shares"), representative of the subscribed and paid capital stock of Interfruver, S.A. de C.V. ("Interfruver"). A copy of the Purchase Agreement is annexed to this Agreement as Exhibit "A".

II.- As a consequence of the execution of the Purchase Agreement, there is a pending debt that has to paid by the Guarantors. In order to register their obligation to pay to AGROBIONOVA the unpaid debt derived from the purchase of the Shares, the Guarantors signed two promissory notes (the "Promissory Notes") in favor of AGROBIONOVA. Such Promissory Notes include part of the unpaid debt of the purchase of the Shares. A copy of the Promissory Notes is annexed to this Agreement as Exhibits "B" and "C".

Hereinafter, the Purchase Agreement, the Promissory Notes, and any other document executed according to such instruments shall be known as the "Purchase Documents".

                              S T A T E M E N T S

I.-  The Guarantors state that:

     (a) Up to the date of execution of this Agreement they are the only legitimate owners, among other things, of the Shares.

     (b) The Shares (i) are totally subscribed and paid, (ii) are free from any encumbrance and/or legal limitations regarding property ownership rights, (iii) are represented by the final certificates of title numbers 005, 006, 007, 012, 014, and 015, and (iv) represent, at least, 50.01% (fifty point cero one percent) of the total, subscribed, and paid capital stock of Interfruver.

     (c) In order to induce AGROBIONOVA to sell the Shares on an installment plan, they have agreed to constitute a pledge on the Shares in order to guarantee the exact and timely payment of all the sums that they owe

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          AGROBIONOVA, according to the Purchase Agreement and the Promissory
          Notes.

     (d) They are people of Mexican nationality, with full power to acquire obligations in accordance with the terms and conditions foreseen in this Agreement.

     (e) All of them are married, except for Ricardo Bon Echavarria, according to the laws of the Mexican United States ("Mexico"), under a separation of marital property regime.

     (f) The subscription, delivery, and compliance of the Guarantors to this Agreement do not violate the laws or imply a contractual restriction that obligates or affects the Guarantors.

     (g) There is no need of an authorization or registry of or before any governmental authority or controlling entity for the proper subscription, delivery, and compliance of the Guarantors with this Agreement, except for the registry of the pledge that is constituted through this Agreement in the Registry Book of Shares of Interfruver.

     (h) Mister Ricardo Bon Echavarria is fully empowered to execute this Agreement on behalf of and in representation of misters Carlos Bon Echavarria, Oscar Bon Echavarria, and Luis Guillermo Echavarria de la Vega. He proves such powers with a certified copy of a notarized document that is annexed as Exhibit "D". Such powers have not been modified, limited, nor revoked in any way.

     (i) The obligations they acquire in this Agreement have full effect and force against them, according to its terms.

     In consideration of the prior Background and Statements, the parties agree to subject themselves to the following:

                                 C L A U S E S

     FIRST.. The Guarantors constitute in this act a pledge over the Shares in favor of AGROBIONOVA (together with any product derived from the same, including shares, dividends, and money that is payable in relation to the Shares), as a guarantee of the punctual and exact fulfillment of all and each one of the obligations of the Guarantors, according to the Purchase documents, including in an enunciative manner: the exact and punctual payment of all and each one of the sums that the Guarantors owe AGROBIONOVA under the concepts of main amount, interests, and other accessories, in accordance to the Purchase Documents.

     SECOND.- The guarantee that is constituted according to this Agreement follows the terms of article 334 of the General Law of Negotiable Instruments and Credit Transactions in force in Mexico, by:

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     (a)  The endorsement in guarantee that the Guarantors make of the stock certificates that guarantee the Shares, in favor of AGROBIONOVA;

     (b) The deposit of the stock certificates that guarantee the Shares with AGROBIONOVA, in the understanding that the Trustee grants the certification of deposit referred to on article 337 of the General Law of Negotiable Instruments and Credit Transactions in this same act; and

     (c) The registration of the pledge constituted in this Agreement in the Registry Book of Stocks of Interfruver. Such act is proved with the certification of the Secretary of the Board of Directors of Interfruver, delivered in this same act to AGROBIONOVA, and whose copy is annexed as Exhibit "E".

     THIRD.- The pledge that the Guarantors have constituted in accordance to this Agreement will be subject to the following terms:

     (a) The Trustee shall maintain the stock certificates that guarantee the Shares in deposit, as long as any obligations that guarantee THE FIXED PRICE are left unpaid according to this Agreement.

     (b) If the Guarantors do not cover the FIXED PRICE established in the Purchase Agreement, then AGROBIONOVA will have the right to exercise all the corporate rights derived from the Shares. For such purposes, when the Guarantors desire to participate in a shareholders- meeting of Interfruver, the Guarantors must notify the Trustee through writing with at least ten (10) days of anticipation to the holding of the meeting that has been summoned and/or will be held and/or the procedures that the Trustee needs to carry out in order for the Guarantors to be able to vote the shares in such shareholders' meeting; and the Trustee must sign and deliver to the Guarantors, at the latest with five (5) days of anticipation to the date of the shareholders meeting, the documents and/or the stock certificates that are necessary, in the understanding that (i) if such notification is not delivered to the Trustee according to this paragraph, then AGROBIONOVA will not be responsible of the fact that the guarantors will not be able to exercise their voting rights in such shareholders' meeting, (ii) the Guarantors must refrain from exercising their voting rights derived from the shares if the exercise of such rights is inconsistent with or results a violation of any provision of the Purchase Documents, according to AGROBIONOVA (if its judgement considers it probable and justifiable), and (iii) if there has been any cause of noncompliance with any of the Purchase Documents, or if the Guarantors have not complied with any of their obligations according to this Agreement, in such a case AGROBIONOVA (through an attorney named by AGROBIONOVA for such purposes) will exercise the voting rights that derive from the shares, in such a from that they are not inconsistent with or result in a violation of any provision of the Purchase Documents.

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     FOURTH.-  According to the terms of Article 343 of the General Law of
     Negotiable Instruments and Credit Transactions if all or part of the shares are redeemed through the payment in cash of their value, being either by reducing the capital stock or by the winding up of Interfruver, or by any other cause, then AGROBIONOVA will receive such payment in cash; in the understanding that any sum received under these terms by AGROBIONOVA shall be subject to the pledge constituted according to this Agreement, to be applied by AGROBIONOVA in case of noncompliance of the Guarantors to the payment of the obligations guaranteed in this Agreement, in accordance to Article 338 of the General Law of Negotiable Instruments and Credit Transactions.

     FIFTH.- The parties expressly agree that AGROBIONOVA may exercise its rights according to this Agreement and start any legal procedure in order to exercise the pledge of the Shares constituted by this means if (i) there is any cause of noncompliance of the Purchase Documents; or (ii) if the Guarantors do not comply with any of the obligations of this Agreement.

     SIXTH.- This Agreement shall have a full effect and force until, and including, the date in which all the obligations of the Guarantors have been fulfilled according to the Purchase Documents.

     If the Guarantors pay to AGROBIONOVA the FIXED PRICE of their debt prior to its expiration, or on August 31 of the year 2002 (the date of expiration of the FIXED PRICE), AGROBIONOVA will issue the pledge to the Guarantors by delivering the stock certificates of the Shares that were deposited according to this Contract.

     SEVENTH.- All the notifications or notices included in this Agreement shall be in writing and delivered through fax. They may also be delivered to each party in the domicile established hereinafter or at any other domicile that one party establishes in a written notification given to the rest of the parties in this Agreement.

     "GUARANTORS"                      "AGROBIONOVA"

     Elote 2625                        Rio Caura 358
     Mercado de Abastos                Col. del Valle
     Guadalajara, Jalisco              San Pedro Garza Garcia, N.L.

     All notifications and notices delivered to the domiciles of the corresponding party will start their effects on the date of their delivery, and those sent by fax when the addressee issues a receipt acknowledging the notification or corresponding notice.

     EIGTH.- On request of any of the parties, this Agreement shall be ratified before a Notary Public or Commercial Broker. The expenses of such ratification will be charged to the party that requests such ratification.

     NINTH.- This Agreement shall be governed and interpreted according to the laws of the Mexican United States. The Guarantors and AGROBIONOVA

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     submit in this act to the exclusive jurisdiction of the competent courts of the City of Monterrey, Nuevo Leon, Mexico, in relation to any suit or legal procedure derived from this Agreement, and expressly waive any other jurisdiction they might have now or in the future by reason of their domiciles, or for any other reason.

     IN WITNESS THEREOF, the parties sign this Agreement on the date mentioned in the introduction of this instrument, before the presence of two witnesses of age.

            "GUARANTORS":                     "AGROBIONOVA":


     /s/ RICARDO BON ECHAVARRIA        /s/ FIDEL HOYOS PESCADOR
     -------------------------------   -------------------------------
     RICARDO BON ECHAVARRIA            Represented by
     By his own Right                  Fidel Hoyos Pescador

     /s/ RICARDO BON ECHAVARRIA        /s/ GERARDO GABRIEL MONTE-
     -------------------------------   MAYOR GARZA
     CARLOS BON ECHAVARRIA             -------------------------------
     Represented by                    Represented by
     RICARDO BON ECHAVARRIA            Gerardo Gabriel Montemayor Garza

     /s/ RICARDO BON ECHAVARRIA
     -------------------------------
     OSCAR BON ECHAVARRIA
     Represented by
     RICARDO BON ECHAVARRIA

     /s/ RICARDO BON ECHAVARRIA
     -------------------------------
     LUIS GUILLERMO ECHAVARRIA DE
     LA VEGA
     Represented by
     RICARDO BON ECHAVARRIA






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